Exhibit 10.2

AGREEMENT OF SALE

THIS AGREEMENT OF SALE (this “Agreement”) is made the 30th day of December, 2005 (the “Effective Date”), by and between LENOX, INCORPORATED, a New Jersey corporation (“Seller”), party of the first part, and PREI WHEELER WAY ASSOCIATES, LP, A Pennsylvania limited partnership, with its principal office located at c/o Preferred Real Estate Investments, Inc., 1001 E. Hector Street, Suite 100, Conshohocken, PA 19428 (“Buyer”), party of the second part.

W I T N E S S E T H

1.                                     Definitions.  Whenever used in this Agreement, the following words and phrases shall have the respective meanings ascribed to them in the Sections of this Agreement referred to below:

(a)                                  “Affidavit” – as defined in Section 11 hereof.

(b)                                 “Brokers” – as defined in Section 22 hereof.

(c)                                  “Buyer” – as defined in the preamble to this Agreement.

(d)                                 “Buyer Parties” – as defined in Section 10 hereof.

(e)                                  “Certification” – as defined in Section 15 hereof.

(f)                                    “Deposit” – as defined in Section 3 hereof.

(g)                                 “Due Diligence Period” – as defined in Section 9 hereof.

(h)                                 “Effective Date” – as defined in the preamble to this Agreement.

(i)                                     “Langhorne Property” – as defined in Section 2 hereof.

(j)                                     “Lease” – as defined in Section 6(b) hereof.

(k)                                  “Permitted Title Exceptions” – as defined in Section 4 hereof.

(1)                                  “Pollutant” – any condition, contamination or substance which is regulated by Applicable Environmental Laws. “Applicable Environmental Laws” shall mean any and all existing or future federal, state and local statutes, ordinances, regulations, rules, executive orders, standards and requirements, including the requirements imposed by common law, concerning or relating to industrial hygiene and the protection of health and the environment including, without limitation: (i) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. 9601 et seq.; (ii) the Resource Conservation and Recovery Act of 1976; as amended, 42 U.S.C. 6901 et seq.; (iii) the Clean Air Act, as amended, 42 U.S.C. 7901 et seq.: (iv) the Clean Water Act, as amended, 33 U.S.C. 1251 et seq.; (v) the Hazardous Materials Transportation Act, as amended, 49 U.S.C. 1801 et seq.; (vi) the Pennsylvania Solid Waste Management Act, as

amended, 35 P.S. 6018.101 et seq.; (vii) the Pennsylvania Clean Streams Law, as amended, 35 P.S. 691.1 et seq.;(viii) the Pennsylvania Hazardous Sites Cleanup Act, as amended, 35 P.S. 6020.101 et seq.; (ix) the Pennsylvania Storage Tank and Spill Prevention Act, as amended, 35 P.S. 6021.101 et seq.; and (x) the Pennsylvania Hazardous Material Emergency Planning and Response Act, as amended, 35 P.S. 6022.101 et seq. Any terms mentioned in this Agreement which are defined in any Applicable Environmental Law shall have the meanings ascribed to such terms in said laws; provided, however, that if any of such laws are amended so as to broaden any term defined therein, such broader meaning shall apply subsequent to the effective date of such amendment.

(m)                               “Purchase Price” – as defined in Section 3 hereof.

(n)                                 “Seller” – as defined in the preamble to this Agreement.

(o)                                 “Seller Parties” – as defined in Section 10 hereof.

(p)                                 “Settlement” – as defined in Section 5 hereof.

(q)                                 “Settlement Date” – as defined in Section 5 hereof.

(r)                                    “Title Insurer” – as defined in Section 3.

2.                                     Sale of Langhorne Property.  Subject to all of the terms and conditions of this Agreement, Seller agrees to sell and convey to Buyer, and Buyer agrees to purchase from Seller, the property known as 900 Wheeler Way, Langhorne, Pennsylvania, more particularly described in Exhibit A, attached hereto and made a part hereof, together with all easements, appurtenances, rights and privileges belonging, benefiting or in any way pertaining thereto (hereinafter referred to as the “Langhorne Property”). The Langhornc Property is improved with a building consisting of approximately one hundred seventy nine thousand (179,000) square feet of rentable space.

3.                                     Purchase Price.  The purchase price for the Langhorne Property (the “Purchase Price”) shall be Five Million Five Hundred Thousand and 00/100 Dollars ($5,500,000.00) to be allocated as follows:

The Purchase Price shall be paid by Buyer as follows:

(a)       One Hundred Thirty Seven Thousand Five Hundred and 00/100 Dollars ($137,500.00) by check or wire transfer of immediately available federal funds to Land Services USA, Inc. (“Title Insurer”) within three (3) business days after the Effective Date.

(b)      One Hundred Thirty Seven Thousand Five Hundred and 00/100 Dollars ($137,500.00) in funds to the Title Insurer within three (3) days of the expiration of the Due Diligence Period.

(c)       The balance of the Purchase Price, plus or minus adjustments as provided herein, by wire transfer of immediately available federal funds to such account as Seller shall direct at Settlement.

All sums paid by Buyer in accordance with Subsections 3(a) and 3(b) of this Section plus interest earned on said sums, shall be referred to as the “Deposit”. The Deposit shall be held in escrow by the Title Insurer in accordance with the provisions of this Agreement. The parties hereto direct Title Insurer to place the Deposit in an interest-bearing account in a federally insured bank or savings and loan association. At Settlement, the Deposit shall be paid to Seller and credited against the Purchase Price. If this Agreement is terminated pursuant to Section 8 hereof, the Deposit shall be applied as provided therein. If Settlement is not completed hereunder for any other reason whatsoever, the Deposit shall be returned to Buyer. Buyer’s Federal Taxpayer Identification No. is                                                   .

4.                                     Condition of Title.

(a)       Within ten (10) days after the Effective Date, Buyer shall order a title search from the Title Insurer, and direct the Title Insurer promptly to deliver to Buyer and Seller, a preliminary title commitment for an ALTA extended owner’s policy of title insurance with respect to the Langhorne Property, together with complete and legible copies of all instruments and documents referred to as exceptions to title (the “Title Commitment”).

Within thirty (30) days after receipt of the Title Commitment but, in any event, prior to the expiration of the Due Diligence Period, Buyer shall give Seller notice of any title exceptions which are reasonably unsatisfactory to Buyer. If any additional material title exceptions are revealed after the expiration of the Due Diligence Period, Buyer shall have five (5) days after notice thereof to object thereto. If, for any reason, Seller is unable or unwilling to take such actions as may be required to cause such exceptions to be removed from the Title Commitment, Seller shall give Buyer notice thereof; it being understood and agreed that the failure of Seller to give such notice within ten (10) days after Buyer’s notice of objection shall be deemed an election by Seller not to remedy such matters. If Seller shall be unable or unwilling to remove any title defects to which Buyer has reasonably objected, Buyer may elect (i) to terminate this Agreement in which event the Deposit and all interest thereon shall be returned to Buyer and this Agreement shall be null and void and neither party shall have any further obligations hereunder, or (ii) to consummate the transaction contemplated hereby, notwithstanding such title defect, with a reduction in the Purchase Price, as set forth in Section 4(d), in which case such defects shall he considered “Permitted Title Exceptions”. Buyer shall make any such election by written notice to Seller given on or prior to the tenth (10th) business day after Seller’s notice of its unwillingness to cure such defect. Failure of Buyer to give such notice shall be deemed an election by Buyer to proceed in accordance with clause (ii) above.

(b)                                 If title to the Langhorne Property cannot be conveyed to Buyer at Settlement in accordance with the requirements of this Agreement, then Buyer, as its sole remedy, shall have the option of either:

(i)             Taking such title as Seller can cause to be conveyed and waiving the unfulfilled condition, with a reduction in the Purchase Price, as set forth in Section 4(d), whereupon the parties hereto shall complete the transaction herein contemplated and the provisions relating to the condition of title shall be deemed waived by Buyer; or

(ii)          Terminating this Agreement by written notice to Seller and having the Deposit returned to Buyer whereupon Buyer shall surrender to Seller Buyer’s copy of this Agreement for cancellation; this Agreement shall become null and void; and, thereafter, neither party hereto shall have any further rights, liabilities or obligations hereunder.

(c)                                  Seller agrees that so long as this Agreement is in effect, Seller shall not voluntarily further encumber the Langhorne Property.

(d)                                 Notwithstanding anything herein to the contrary, Seller shall pay or discharge, prior to Settlement, all mortgages and other monetary encumbrances of a fixed or ascertainable amount. In the event Seller fails to do so, the Purchase Price shall be reduced in such amount so that such mortgages or other monetary encumbrances can be satisfied or removed of record. In the event the parties can not reach agreement on the amount necessary to discharge such encumbrances which do not have a fixed or ascertainable amount, Buyer shall have the right to terminate the Agreement no later than fifteen (15) days after the expiration of the Due Diligence Period and neither party shall have any further obligations hereunder. If Buyer fails to terminate this Agreement because the parties have not reached agreement on the amount necessary to discharge such encumbrances, the parties shall consummate the transaction contemplated herein, notwithstanding such encumbrances, without a reduction in the Purchase Price.

5.                                     Settlement.

The closing of title to the Langhorne Property (“Settlement”) shall take place on the later to occur of the following: (i) first business day to occur thirty (30) days after the expiration of the Due Diligence Period, or (ii) Seller’s occupancy of the Bristol Building (as defined herein), but in no event later than May 1, 2006 (the “Settlement Date”), with time being of the essence, at the offices of the Title Insurer or such other place as Buyer and Seller shall mutually select.

6.                                     Provisions With Respect to Settlement.   At Settlement, the parties shall deliver, or cause to be delivered, each of the following:

(a)                                  Deed.   A special warranty Deed (or equivalent) for the Langhorne Property duly executed and acknowledged by Seller in proper recordable form, conveying title to the Langhorne Property to Buyer subject to the Permitted Title Exceptions.

(b)                                 Possession, Lease.   Possession of the Langhorne Property, subject to the Lease, is to be given by Seller to Buyer at the completion of Settlement by delivery of the Deed. Concurrently with the execution and delivery of the Deed, Seller, as tenant, and Buyer, as landlord, shall execute and deliver a lease agreement covering approximately 140,000 square feet of the Langhorne Property in the form and on the terms and conditions set forth in Exhibit B, attached hereto and incorporated herein by reference (the “Lease”) including but not limited to (i) a two-year initial term with a tenant right to terminate upon six (6) months prior written notice at any time after March 31, 2007, (ii) triple net rent of $4.00 per rentable square foot with a twenty-five cent ($0.25) per rentable square foot annual escalation, and (iii) a tenant right to renew upon six (6) months prior written notice for an additional one-year term on the same terms and conditions.

(c)                                  FIRPTA Affidavit.   The Certification required pursuant to the terms of Section 15 below.

(d)                                 Settlement Affidavits.   Affidavits and similar instruments as are reasonably required by the Title Insurer for (i) the elimination of any standard or printed exceptions in Buyer’s final policy of title insurance, and (ii) the satisfaction of any Internal Revenue Service disclosure and reporting requirements, including, but not limited to, Form 1099B. All such affidavits and similar instruments shall be in form and substance reasonably satisfactory to Seller, Buyer and the Title Insurer.

(e)                                  Settlement Sheet.   A closing statement to be executed by Seller and Buyer, setting forth the prorations and adjustments to the Purchase Price as required by this Agreement.

(f)                                    Real Estate Reporting Person.   Title Insurer is designated the “real estate reporting person” for purposes of Section 6045 of Title 26 of the United States Code and Treasury Regulation 1.6045-4 and any instructions or settlement statement prepared by Title Insurer shall so provide. Upon the consummation of the transaction contemplated by this Agreement, Title Insurer shall file Form 1099 information return and send the statement to Seller as required under the aforementioned statute and regulation.

(g)                                 Resolutions.   Separate resolutions certified by an officer of Seller and Buyer, respectively, authorizing the appropriate officers of such party to enter into this Agreement and to carry out the transactions contemplated hereby in accordance with the terms of this Agreement.

(h)                                 Affidavit.   The Affidavit referred to in Section 11 hereof.

7.                                     Taxes; Apportionments.

(a)                                  All realty transfer taxes hereunder imposed on the sale of the Langhorne Property shall be shared equally by Seller and Buyer at Settlement. Buyer shall pay the premium for any title insurance obtained by Buyer, the cost of any survey obtained by Buyer and recording fees for recording of the Deed. All other closing and transaction costs (including, without limitation, sales and use taxes, mortgage or intangible taxes and similar taxes or charges and recording charges) shall be paid by Buyer. Seller and Buyer shall, however, be responsible for the fees of their respective attorneys.

(b)                                 Real estate taxes, rents, water and sewer charges (if any) and all other apportionable charges fairly allocable to the Langhorne Property shall be prorated as of Settlement on a per diem basis, and such apportionments shall be made, where applicable, with relation to the fiscal year or billing period, as applicable, of the levying authority. If the real estate and/or personal property tax rate and assessments have not been set by the taxing authorities for the tax year in which Settlement occurs, then the proration of such taxes shall be based upon the rate and assessments in effect as of Settlement.

(c)                                  Seller reserves the right to protest, or, as applicable, to continue to protest any real estate taxes relating to the period prior to the Settlement Date and to receive and retain any refunds on account of such real estate taxes.

8.                                     Default.

(a)                                  If (i) Buyer fails to complete Settlement in accordance with the terms of this Agreement, or (ii) Buyer otherwise defaults in the performance of its obligations under this Agreement and such default is not cured within seven (7) days after written notice specifying such default is given to Buyer, then in either such event, Seller may, at its option, terminate this Agreement by written notice to that effect to Buyer, in which event the Deposit shall be released by the Title Insurer to Seller who shall retain the Deposit as liquidated and agreed damages, whereupon Buyer shall surrender to Seller Buyer’s copy of this Agreement for cancellation, this Agreement shall become null and void and, thereafter, neither party hereto shall have any further rights, liabilities or obligations hereunder. Notwithstanding anything to the contrary, the limitation of liability shall not apply to Buyer’s indemnification obligations under this Agreement or to any damages (including reasonable attorneys fees, court costs and other costs of collection) Seller may incur in the event Buyer fails to authorize the release of the Deposit by Title Insurer to Seller, as required by this Subsection.

(b)                                 If Seller defaults hereunder at or prior to Settlement by failing to complete Settlement in accordance with the terms of this Agreement, then Buyer may, as its only options, either (i) seek specific performance of this Agreement or (ii) terminate this Agreement by written notice to that effect to Seller, in which event Seller shall pay to Buyer Buyer’s actual out-of-pocket costs incurred in connection with this transaction as of the date of such termination not to exceed $50,000.00 in the aggregate (and Buyer shall provide documentation evidencing such costs to Seller), and not damages relating to lost profits or lost opportunity, and this Agreement shall be null and void, the Deposit shall be returned to Buyer, and neither party shall have any rights or obligations under this Agreement. In no event shall Buyer be entitled to recover additional money damages against Seller or to compel Seller to spend any sums of money in excess of those specifically required under this Agreement.

(c)                                  After Settlement, Seller shall not be liable to Buyer in respect of obligations under this Agreement or any documents delivered at Settlement or any representations or warranties which survive Settlement for any amounts in excess of Three Hundred Fifty Thousand Dollars ($350,000.00), Buyer hereby waiving any and all claims it may have to such recoveries in excess of the foregoing amount. The foregoing limitations shall apply only to liabilities admitted by Seller to exist or proven by Buyer to exist through the final adjudication thereof in an appropriate judicial proceeding.

9.                                     Due Diligence; Inspection, Tests, Surveys, etc.

(a)                                  Buyer or its designees may enter the Langhorne Property at all reasonable times while this Agreement remains in full force and effect for the purposes of conducting such inspections, measurements, surveys, engineering studies, environmental assessments, and other reports as Buyer deems appropriate at Buyer’s sole cost and expense. Buyer’s right of inspection pursuant to this Section 9 shall include the right to enter the Langhorne Property, but shall not in any way interfere with the conduct of Seller’s business at the Langhorne Property. No inspection shall be undertaken without reasonable prior notice to Seller. Seller or its representatives or contractors shall have the right to be present at any or all inspections. No inspection shall involve the taking of samples or other physically invasive procedures without the prior consent of Seller, which consent shall not be unreasonably withheld, delayed or conditioned. If Buyer takes, or causes to be taken, any sample from the Langhorne Property in connection with the foregoing, Buyer shall contemporaneously provide to Seller a portion of such sample being tested to allow Seller, if it so chooses, to perform its own testing. Buyer shall promptly deliver to Seller copies of all reports, oral or written, relating to any testing or other inspection of the Langhorne Property performed by or on behalf of Buyer. All such action taken by or on behalf of Buyer pursuant to this Section 9 shall be in accordance with all applicable laws, rules and regulations of the appropriate governmental authorities having jurisdiction. Buyer shall maintain, and shall ensure that any representative or contractor that tests or inspects the Langhorne Property shall maintain, public liability and property damage insurance insuring Seller against all liability arising out of any entry or inspection of the Langhorne Property pursuant to the provisions hereof. Each such insurance policy shall be in the amount of no less than One Million Dollars ($1,000,000.00) combined single limit for injury to or death of one or more persons in an occurrence, and for damage to tangible property (including loss of use) in an occurrence. The policy maintained, or caused to be maintained, by Buyer shall insure the contractual liability of Buyer covering the Seller Parties and shall (i) name Seller as an additional insured party and (ii) contain a provision that the insurance provided by Buyer thereunder shall be primary and noncontributing with any other insurance available to Seller. There shall be no exclusion relating to Pollutants or hazardous substances. Buyer shall provide Seller with evidence of such insurance coverage prior to any entry or inspection of the Langhorne Property by Buyer or any of its representatives or contractors. Buyer shall indemnify, defend and hold Seller harmless of, from and against all claims, costs, expenses, causes of action and losses of whatsoever kind or nature, including, but limited to, all liability by reason of injury (including death) to persons and damage to any property and mechanics’ liens or similar charges which may affect the Langhorne Property, as well as reasonable attorneys fees and court costs, resulting from the entry onto the Langhorne Property or work conducted thereon by or on behalf of Buyer as well as all costs, including reasonable attorneys fees, of enforcing this indemnity. Buyer further agrees that if Settlement is not completed for any reason, Buyer shall promptly repair any damage to the Langhorne Property caused by said entry and fully restore the Langhorne Property to the condition existing prior to said entry.

(b)                                 If on or before sixty (60) days after the Effective Date (the “Due Diligence Period”), Buyer is dissatisfied with the results of any tests or investigations with respect to the Langhorne Property, f Buyer shall have the right to terminate this Agreement by giving written notice to Seller on or before the expiration of the Due Diligence Period. If this Agreement is so terminated, Buyer shall surrender to Seller Buyer’s copy of this Agreement for cancellation and deliver to Seller, within five (5) days after the termination date, without charge and without warranty, copies of all reports, test results, plans and surveys obtained by Buyer with respect to the Langhorne Property, the Title Insurer shall return the Deposit to Buyer, and this Agreement shall become null and void and, thereafter, neither party shall have any further rights, obligations or liabilities hereunder. If Buyer does not so terminate this Agreement, Buyer shall have waived its right to terminate this Agreement pursuant to this Subsection (b). Buyer shall have no right after the expiration of the Due Diligence Period to terminate this Agreement pursuant to this Subsection (b).

(c)                                  Anything contained in this Agreement to the contrary notwithstanding, the indemnification provisions in subsection 9(a) above shall survive the completion of Settlement or other termination of this Agreement. The repair/restoration obligation of Buyer set forth in subsection 9(a) above shall survive termination of this Agreement but any claim Seller may have for repair or restoration shall be deemed waived if not made within ninety (90) days after such termination.

(d)                                 Seller shall cooperate with Buyer with respect to Buyer’s investigation and shall not act in any manner to hinder, obstruct or prevent the same. The Seller shall promptly deliver to the Buyer within five (5) days after the Effective Date copies of the documents set forth in Exhibit C, attached hereto and made a part hereof. Seller makes no representation or warranty concerning such documents listed in Exhibit C or the completeness or accuracy of their work product. If, during the Due Diligence Period, Seller identifies additional documents pertaining to environmental matters at the Langhorne Property, Seller shall promptly deliver them to Buyer.

10.                               Condition of the Langhorne Property.

(a)                                  Except as expressly provided in this Agreement, Buyer shall take the Langhorne Property in the “AS IS” and “WHERE IS” condition subject to “ALL FAULTS” including but not limited to all latent and patent defects and liabilities and the existence of Pollutants on, in, under or at the Langhorne Property, and to normal wear and tear between the Effective Date and the date of Settlement. Buyer for itself and its successors in interest, assigns, lessees and any person or entity which shall subsequent to Settlement acquire any property interest or right (equitable, beneficial, direct or otherwise) in or with respect to all or any portion of the Langhorne Property (collectively, the “Buyer Parties”) specifically and expressly releases the Seller, its present, prior or subsequent shareholders, affiliates, direct and ultimate parents and subsidiaries, transferees, lessees, partners and joint venturers, assignees and the past, present and future officers, directors, shareholders, employees, representatives and agents of it or any of them (collectively, the “Seller Parties”) from any statutory, contractual or common law obligation which they or any of them may have to provide the Buyer Parties with further information relating to the Langhorne Property and is instead relying on its own review, examination, investigation and inspection and its own results of soil and groundwater samples of the Langhorne Property. Except as expressly provided in Section 8 of this Agreement, Buyer does not release Seller from any liabilities for a default by Seller of its obligations hereunder, for Seller’s fraud, for liability under the warranty in the Deed or for any misrepresentation of any matters in Section 35.

(b)                                 Unless required by law, Buyer agrees that prior to Settlement as contemplated by this Agreement, neither it nor its contractors or representatives will contact any governmental agency or authority or take any action which may cause any governmental agency or authority to commence any investigation of the Langhorne Property or the business conducted by Seller at the Langhorne Property (hereinafter the “Business”) or commence any enforcement action with respect to the Langhorne Property, the Business or Seller.

(c)                                  Except as otherwise provided for herein, Buyer acknowledges that it is assuming all risk that adverse physical or environmental conditions of the Langhorne Property or environmental liabilities of the Business or Seller, existing, contingent or potential, may not have been disclosed by Buyer’s review, examination, inspection and investigation. Except as its right to bring such a claim or cause of action is specifically, expressly and directly set out in writing and provided for in this Agreement, the Buyer Parties waive any and all contractual, statutory, common law and/or other claims or causes of action presently existing or which may come into being at any time in the future which they or any of them may otherwise be entitled to assert against the Seller Parties arising in whole or in part out of or relating in any way to the past, present or future conditions or liabilities, including, but not limited to, environmental conditions or liabilities, of the Langhorne Property or the Business, or of Pollutants emanating from the Langhorne Property.

(d)                                 The provisions of this Section 10 shall survive the completion of Settlement.

11.                               Settlement Affidavit.   Buyer shall confirm in an affidavit to be delivered by Buyer at and effective as of Settlement and in form and substance reasonably satisfactory to Seller and Buyer (the “Affidavit”) the following.

Buyer represents, warrants and covenants that, except as expressly, directly and specifically set forth in writing in this Agreement, neither Seller, nor any agent, officer, employee or representative of Seller has made any representation, warranty or promise whatsoever, express or implied, regarding the subject matter of this Agreement or any part thereof for any purpose whatsoever, including, without limitation, representations, warranties or promises as to the physical nature or the condition of the Langhorne Property and/or the Business, floor elevations, drainage patterns, zoning, value, use or permitted use, soil and subsoil composition and compaction levels, title, the existence or non-existence of Pollutants on, at, in or under the Langhorne Property, the use of the Langhorne Property, the existence of any boundary report or any warranty of habitability, merchantability or fitness for a particular purpose and that Buyer, in executing, delivering and performing its obligations under this Agreement, is not relying upon any such statement, representation, promise or information by or to whomever made or given, directly or indirectly, orally or in writing.

12.                               Condemnation.

(a)                                  In the event of the taking of all or any material portion or portions of the Langhorne Property by eminent domain proceedings or the commencement of any such proceeding, at any time prior to the completion of Settlement, Buyer shall have the right, at Buyer’s sole option, to terminate this Agreement by giving written notice to Seller within fifteen (15) calendar days after Seller notifies Buyer of such proceeding. If this Agreement is so terminated, Buyer shall surrender to Seller Buyer’s copy of this Agreement for cancellation, the Deposit shall he returned to Buyer, and this Agreement shall thereupon become null and void and, thereafter, neither party hereto shall have any further rights, liabilities or obligations hereunder. If Buyer does not so terminate this Agreement, the Purchase Price for the Langhorne Property shall be reduced by the total of any awards or other proceeds received by Seller with respect to any such taking, or the Purchase Price for the Langhorne Property shall remain unchanged and at Settlement Seller shall assign to Buyer all rights of Seller in and to any awards or other proceeds payable by reason of any such taking.

(b)                                 Notwithstanding the foregoing, Seller shall not settle, compromise or otherwise stipulate to any award or recovery in connection with any condemnation of the Langhorne Property if such condemnation reduces the value by at least Five Hundred Thousand Dollars ($500,000) (as reasonably estimated by Seller) and occurs after the expiration of the Due Diligence Period, without the prior written approval of Buyer, which approval shall not be unreasonably withheld or delayed and shall be deemed denied if not given in writing by Buyer within three (3) business days after Buyer’s receipt of Seller’s request therefor.

13.                               Risk of Loss.

(a)(i)                       Seller agrees to maintain in effect until the Settlement Date the insurance policies now in effect on the Langhorne Property.

(ii)                                  Buyer shall have the right, at its option, to insure its equitable interest in the Langhorne Property as of the date of this Agreement.

(b)                                 In the event that the Langhorne Property shall be damaged or destroyed by fire or other casualty between the date of this Agreement and the completion of Settlement, such that Buyer is not entitled to terminate this Agreement as provided for in this Section 13, the obligation of Buyer to complete Settlement hereunder shall in no way be voided or impaired, and Buyer shall be required to accept the Langhorne Property in its then damaged condition without abatement of the Purchase Price, provided, however, Seller shall assign to Buyer any rights Seller may have in insurance proceeds payable with respect to such damage or destruction. In the event that the Langhorne Property shall be damaged or destroyed by fire or other casualty between the date of this Agreement and the completion of Settlement, such that the cost to repair the damage or destruction, as reasonably determined by Buyer and Seller, is in excess of twenty percent (20%) of the Purchase Price, then Buyer shall have the option, upon written notice given to the Seller within thirty (30) days from the date of such destruction or damage, to terminate this Agreement and upon giving of such notice, this Agreement shall be null and void, the Deposit shall be returned to Buyer, and neither party shall have any further rights or obligations under this Agreement. If Buyer does not elect to terminate this Agreement, then Seller shall immediately assign to Buyer any right Seller may have in insurance proceeds payable with respect to such damage or destruction. In the event that Buyer’s total costs to restore the Langhorne Property to its condition prior to such fire or casualty are less than the actual amount of insurance proceeds received in connection with such damage or destruction, Buyer shall reimburse such difference to Seller upon receipt of the excess proceeds (to the extent such insurance proceeds are received by the Buyer); provided, however, the foregoing shall not determine the manner or limit the way the building on the Langhorne Property is re-constructed as a result of such fire or casualty, so long as the restoration costs do not exceed the replacement costs.

14.                               Assessments.   Seller shall be responsible to pay for all assessments for any improvements (including, but not limited to roads, curbs, sewer lines and the like) which serve the Langhorne Property, provided such assessments are levied against the Langhorne Property prior to the dale of this Agreement, or levied against the Langhorne Property after the date of this Agreement by reason of work ordered, commenced or completed prior to the date of this Agreement; and, if Settlement is completed by Buyer, Buyer shall be responsible to pay for all assessments levied against the Langhorne Property after the date of this Agreement by reason of work or improvements ordered after such date.

15.                               Certification Regarding FIRPTA.   Seller covenants and agrees that Seller shall execute, with acknowledgement before a notary public, and deliver to Buyer at Settlement a certification in the form of Exhibit “D” attached hereto and made a part hereof (the “Certification”) confirming that Seller is not a nonresident alien for purposes of United States Income Tax.

In the event that Seller fails to deliver to Buyer at Settlement the Certification, then, and in such event, Buyer shall deduct and withhold ten (10%) percent of the Purchase Price and pay such amount so withheld to the Internal Revenue Service pursuant to forms supplied by the Internal Revenue Service pending determination by the Secretary of Seller’s tax liability under FIRPTA, and Buyer shall have no liability or obligation lo Seller with respect to such sums so withheld. Seller acknowledges Seller’s obligation to complete Settlement notwithstanding the deduction and withholding of the aforesaid ten (10%) percent of the Purchase Price.

16.                               Environmental Matters.

(a)                                  Buyer acknowledges that Buyer has been or will have been given sufficient opportunity, pursuant to Section 9 hereof, to inspect the Langhorne Property and conduct the tests, investigations and environmental audits it deems necessary, and Buyer acknowledges that Buyer shall rely solely on its own tests, investigations and audits concerning the environmental condition of the Langhorne Property and not on any reports or records provided or to be provided by Seller under this Section. If Buyer terminates this Agreement, a copy of any environmental audits, tests and/or non-proprietary reports of the Langhorne Property prepared for or by Buyer or Buyer’s agent shall be delivered to Seller upon written request to Buyer.

(b)                                 Subject to Sub-section (e) below, Buyer, for itself, and the other Buyer Parties, agrees to assume full responsibility for and protect, defend, indemnify and hold harmless the Seller Parties from and against any and all liabilities, obligations, losses, damages (whether direct, special, compensatory, consequential, equitable, punitive or otherwise), claims, penalties, fines, interest, judgments, costs, reasonable counsel fees and direct and indirect expenses of every kind and nature which may be asserted or levied against the Seller Parties at any time or which they or any of them may suffer, incur, be put to pay or expend arising out of, resulting from, by reason of or relating in any way, in whole or in part, to:

(i)                                 the breach or the partial breach or the partial or total falsity of any representation, covenant or warranty made by Buyer contained in this Agreement or otherwise made by or on behalf of Buyer, its officers, directors, employees, representatives or agents;

(ii)                              any Pollutant existing after Settlement at, in, on, under or in the vicinity of in the Langhorne Property unless caused by the Seller Parties;

(iii)                           the transportation and/or disposal at any time subsequent to Settlement of any soil, sludge, debris, water or other material from the Langhorne Property or which originated at, in, on, under, or in the vicinity of the Langhorne Property that contains any Pollutant;

(iv)                          all claims, conditions, causes of action or circumstances which may lead to liabilities, whether common law, contractual, statutory, regulatory, administrative, contingent or otherwise (either as a result of exposure, contamination, discharge, threatened contamination, sale, injury, manufacture or otherwise) with respect to Pollutants which existed at the Langhorne Property after Settlement unless caused by the Seller Parties;

(v)                             all costs, including court costs and reasonable attorneys’ fees, of enforcing the indemnity granted herein.

(c)                                  Subject to Subsection (e) below, the Buyer Parties agree that should the Seller Parties or any of them be required to reimburse, indemnify or contribute to any person or entity (other than directly to the Buyer Parties) with respect to or as a result of any legal or equitable payment or undertaking or claim arising in whole or in part out of or relating in any way to the past, present or future condition or liabilities, including, but not limited to, environmental conditions or liabilities, of the Langhorne Property or the Business or of Pollutants emanating from the Langhorne Property, Buyer will take whatever action may be reasonably necessary to assure that no such reimbursement, indemnity or contribution need be made by the Seller Parties and will otherwise save the Seller Parties harmless from having to make such payment. The intent of this provision is to obviate the necessity and expense of the Seller Parties having to remain a party on the record in any action commenced against them or any of them by any person or entity relating in any way to an action arising in whole or in part out of the past, present or future condition or liabilities, including, but not limited to, environmental conditions or liabilities, of the Langhorne Property or the Business or of Pollutants emanating from the Langhorne Property.

(d)                                 The obligations of Buyer set forth in this Section 16 shall survive the completion of Settlement.

(e)                                  The foregoing waivers and releases shall not release Seller from any liability arising out of fraud or criminal conduct.

17.                                 Operation of the Langhorne Property.

Between the date hereof and the Settlement Date, Seller shall maintain the Langhorne Property substantially in accordance with Seller’s current maintenance practices, subject to reasonable wear and tear and subject to the occurrence of any damage or destruction to the Langhorne Property by casualty (in which event the terms of Subsection 13(b) shall govern) or other causes or events beyond the reasonable control of Seller; provided, however, that in no event shall Seller be obligated to make any capital repairs or improvements.

18.                                          Notices. All notices, statements, demands, requests, consents, communications and certificates from either party hereto to the other shall be made in writing and sent (i) by United States registered or certified mail, return receipt requested, postage prepaid, (ii) by courier service with guaranteed overnight delivery, or (iii) by telefacsimile confirmed by hard copy notice given pursuant to clause (ii) above, addressed as follows:

(a)  If intended for Seller:

Lenox, Incorporated

100 Lenox Drive

Lawrenceville, NJ 08648

Attn: Louis A. Fantin, Esquire

Facsimile Number:   (609) 844-1595

(b) If intended for Buyer:

PREI Wheeler Way Associates, LP

c/o Preferred Real Estate Investments, Inc.

1001 E. Hector Street

Suite 100

Conshohocken, PA 19428

Attn: Legal Department

Facsimile Number: 610-834-7593

With a copy to:

Scott S. Butler, Esquire

Kaplin Stewart Mcloff Reiter & Stein, P.C.

350 Sentry Parkway Building 640

Blue Bell, PA 19422-0765

Facsimile Number: 610-260-1240

or such other addresses or entities as either party hereto may from time to time direct by service of notice on the other party as provided above. Any such notices, statements, demands, requests, consents, communications or certificates shall be deemed received on the date delivered or the date delivery is refused.

19.                                              No Recording. This Agreement shall not be filed of record by or on behalf of Buyer in any office or place of public record and, if Buyer shall fail to comply with the terms hereof by recording or attempting to record the same, such act shall not operate to bind or cloud the title to the Langhorne Property. Seller shall, nevertheless, have the right forthwith to institute appropriate legal proceedings to have the same removed from record. If Buyer or any agent, broker or counsel acting for Buyer shall cause or permit this Agreement or a copy thereof to be filed in an office or place of public record, Seller, at its option, and in addition to Seller’s other rights and remedies, may treat such act as a default of this Agreement on the part of Buyer. However, the filing of this Agreement in any suit or other proceedings in which such document is relevant or material shall not be deemed to be a violation of this Section.

20.                                              Waiver of Tender of Deed and Purchase Monies. The tender of executed Deeds by Seller and the tender by Buyer of the portion of the Purchase Price payable at Settlement are hereby mutually waived, but nothing herein contained shall be construed as a waiver of Seller’s obligation to deliver the Deeds and/or of the concurrent obligation of Buyer to pay the Purchase Price payable at Settlement.

21.                                              Assignment - Nominee. Buyer shall have the right without Seller’s consent by notice to Seller prior to Settlement, to designate an affiliate to take title to the Langhorne Property. Otherwise, Buyer shall not be permitted to assign this Agreement or any of its rights hereunder, or to name nominees to take title to the Langhorne Property or any portion or portions thereof, without the prior written consent of Seller, which consent shall not be unreasonably withheld, conditioned or delayed.

22.                                              Brokerage. Seller and Buyer represent and warrant that each has not dealt with any broker, agent, finder or other intermediary in connection with the conveyance of the Langhorne Property or this Agreement other than Fennelly Associates, Inc. and Preferred Real Estate Advisors, Inc. (the “Brokers”).

Each party agrees to indemnify, defend and hold the other harmless of, from and against any damages, costs, claims, losses or liabilities whatsoever (including reasonable attorney’s fees, expenses and court costs) arising from any breach by such party of its warranties, representations and agreements set forth in this Section 22. Seller shall be responsible for the payment of the commission due Fennelly Associates, Inc. pursuant to a separate agreement. Buyer shall be responsible for the payment of the commission due Preferred Real Estate Advisors, Inc. pursuant to a separate agreement.

23.                                              Time of the Essence. Time, wherever mentioned herein, shall be of the essence of this Agreement.

24.                                              Binding Effect. This Agreement shall be binding upon and inure to the benefit of Seller and Buyer and their respective successors and assigns.

25.                                              Entire Agreement. This is the entire agreement between the parties hereto regarding the transaction contemplated hereby and there are no other terms, covenants, conditions, warranties, representations or statements, oral or otherwise, of any kind whatsoever. Any agreement hereafter made shall be ineffective to change, modify, discharge or effect an abandonment of this Agreement in whole or in part unless such agreement is in writing and signed by the party against whom enforcement of the change, modification, discharge or abandonment is sought.

26.                                              Headings. The headings incorporated in this Agreement are for convenience and reference only and are not a part of this Agreement and do not in any way control, define, limit, or add to the terms and conditions hereof.

27.                                              Governing Law. This Agreement shall be construed, interpreted and governed by the laws of the Commonwealth of Pennsylvania.

28.                                              Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, and such counterparts together shall constitute one and the same instrument.

29.                                              Limitation of Liability. The liability of each party under this Agreement shall be limited to and enforceable solely out of each party’s respective assets. No direct or indirect partner, trustee, director, officer, employee, beneficiary or shareholder of a party or any of its direct or indirect partners shall have any liability with respect to the obligations of such party hereunder.

30.                                              Survival of Settlement. Except as provided in Section 35 herein below, acceptance by Buyer of the executed Deed at Settlement shall constitute an acknowledgment and/or waiver by Buyer of full performance by Seller of all of Seller’s obligations hereunder. Such of Buyer’s obligations hereunder as shall possibly imply performance or observance after Settlement shall survive Settlement, notwithstanding any presumption to the contrary. Any indemnity undertakings by either party hereunder shall also survive Settlement or the early termination of this Agreement.

31.                                              Attorney’s Fees.  In the event of litigation between the parties with respect to this Agreement or the transactions contemplated hereby, the prevailing party therein shall be entitled to recover from the losing party therein its reasonable attorney’s fees and costs of suit.

32.                                              Property Information and Confidentiality.

(a)                                           Buyer agrees that, prior to the Settlement, Buyer shall use diligent efforts to keep all “Property Information” (as defined below) confidential, and that Property Information shall not, without the prior consent of Seller, be disclosed by Buyer or Buyer’s Representatives (as hereinafter defined), except as otherwise set forth herein, and that Property Information will not be used for any purpose other than investigating and evaluating the Langhorne Property. Moreover, Buyer agrees that, prior to the Settlement, the Property Information will be transmitted only to Buyer’s Representatives who need to know the Property Information for the purpose of investigating and evaluating the Property, and who are informed by Buyer of the confidential nature of the Property Information and who agree in writing to comply with and be bound by this Section 32 for the benefit of Seller. The provisions of this Section 32 shall not apply to Property Information which is a matter of public record.

(b)                                          As used in this Agreement, the term “Property Information” shall mean:

(i)                                   All information and documents relating to the Langhorne Property, the operation thereof or the sale thereof (including, without limitation, existing leases, services contracts and licenses) that Seller furnished to, or otherwise made available to, Buyer or its directors, officers, employees, affiliates, partners, brokers, agents, title insurers, surveyors or other representatives, including, without limitation, lenders, attorneys, accountants, contractors, consultants, engineers and financial advisors (collectively, “Buyer’s Representatives”).

(ii)                                All analyses, compilations, data, studies, reports or other information or documents prepared or obtained by Buyer or Buyer’s Representatives containing or based in any material part on any information or documents described in the preceding clause (i).

(c)                                           Notwithstanding the foregoing, nothing contained herein shall be construed so as to prohibit Buyer or Buyer’s Representatives from making any disclosure required by law or with regard to any lawsuit, or to any potential investors, tenants, purchasers, lenders or any other Buyer’s Representatives.

33.                                              Joint Undertaking.   In addition to the obligations expressly required to be performed hereunder by Seller and Buyer, each party agrees to cooperate with the other and to perform such other acts and to execute, acknowledge and deliver, prior to and after Settlement, such other instruments, documents and materials as a party may reasonably request and as shall be necessary in order to effect the consummation of the transactions contemplated hereby; provided that no such other instrument, document or material shall either extend or enlarge the obligations of the non-requesting party beyond the express undertakings of this Agreement or shall require or could require the non-requesting party to make any payment or expend any funds which are not expressly provided for herein or which the requesting party shall not reimburse. This Section shall survive Settlement.

34.                                            Waiver of Trial by Jury.   EACH PARTY HEREBY WAIVES, IRREVOCABLY AND UNCONDITIONALLY, TRIAL BY JURY IN ANY ACTION BROUGHT ON, UNDER OR BY VIRTUE OF OR RELATING IN ANY WAY TO THIS AGREEMENT OR ANY OF THE DOCUMENTS EXECUTED IN CONNECTION HEREWITH, THE PROPERTY, OR ANY CLAIMS, DEFENSES, RIGHTS OF SET-OFF OR OTHER ACTIONS PERTAINING HERETO OR TO ANY OF THE FOREGOING.

35.                                              Representations and Warranties of Seller.

To induce Buyer to enter into this Agreement, Seller represents and warrants to Buyer as follows:

(a)                                           Status and Authority of Seller.   Seller is duly organized, validly existing and in good standing under the laws of its state of formation, and has all requisite power and authority under the laws of such state and its respective charter documents to enter into and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. Seller has duly qualified to transact business in each jurisdiction in which the nature of the business conducted by it requires such qualification.

(b)                                          Action of Seller.   Seller has taken all necessary action to authorize the execution, delivery and performance of this Agreement, and upon the execution and delivery of any document to be delivered by Seller on or prior to Settlement, such document shall constitute the valid and binding obligation and agreement of Seller, enforceable against Seller in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws of general application affecting the rights and remedies of creditors.

(c)                                           No Violations of Agreements.   Neither the execution, delivery or performance of this Agreement by Seller, nor compliance with the terms and provisions hereof, will result in any breach of the terms, conditions or provisions of, or conflict with or constitute a default under, or result in the creation of any lien, charge or encumbrance upon the Langhorne Property pursuant to the terms of any indenture, mortgage, deed of trust, note, evidence of indebtedness or any other agreement or instrument by which Seller is bound.

(d)                                          Litigation.   Seller has received no written notice of and, to Seller’s actual knowledge as of the date hereof, no action or proceeding is pending or threatened and no investigation looking toward such an action or proceeding has begun, which questions the validity of this Agreement or any action taken or to be taken pursuant hereto or which will result in any change in the business, operation, affairs or condition of the Langhorne Property, result in or subject the Langhorne Property to a liability, or involve condemnation or eminent domain proceedings against any part of the Langhorne Property. Seller shall cure all violations affecting the Langhorne Property prior to Settlement, to the extent the same can be cured by the payment of money.

(e)                                           Agreements, Etc.   Seller has not entered into any contract or agreement with respect to the Langhorne Property which will be binding on Buyer after Settlement other than contracts and agreements which Buyer has agreed in writing to assume prior to the expiration of the Due Diligence Period or which will be terminated by Seller prior to Settlement (Seller shall be responsible for any and all costs and fees related to such contracts or agreements).

(f)                                             Leases.   There are no oral or written leases or rights of occupancy for any portion of the Langhorne Property, except the Lease as set forth in Exhibit “B” to be executed by the parties at Settlement.

(g)                                          Environmental.   Seller has not installed any underground storage tanks on the Langhorne Property.

The term “Seller’s knowledge” as used in this Agreement means the actual knowledge of senior corporate officers of Seller without investigation. The foregoing individuals are the persons with the best knowledge and familiarity with the representations and warranties above and are the best persons to make such statements.

The representations and warranties made in this Agreement by Seller shall be continuing and shall be deemed remade by Seller as of the Settlement Date with the same force and effect as if made on, and as of, such date. All representations and warranties made in this Agreement by Seller with respect to the Langhorne Property shall survive Settlement.

Each of the representations and warranties of Seller contained in this Section: (i) is made subject to the information disclosed in the due diligence materials delivered by Seller to Buyer; (ii) is made as of the date hereof, and (iii) shall be true in all material respects as of the Settlement Date, except and to the extent any such representation and warranty is rendered inaccurate by any (aa) information disclosed in the due diligence materials, (bb) litigation, condemnation proceedings, casualties and events beyond Seller’s reasonable control that occur or (as applicable) are commenced after the date hereof, or (cc) other matters permitted in this Agreement or otherwise approved in writing by Buyer; and (iii) shall survive the Settlement as provided in this Section 35.

36.                                              Representations and Warranties of Buyer.

To induce Seller to enter in this Agreement, Buyer represents and warrants to Seller as follows:

(a)                                           Status and Authority of Buyer.   Buyer is duly organized, validly existing and in good standing under the laws of its state of formation, and has all requisite power and authority under the laws of such state and its respective charter documents to enter into and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. Buyer has duly qualified to transact business in each jurisdiction in which the nature of the business conducted by it requires such qualification.

(b)                                          Action of Buyer.   Buyer has taken all necessary action to authorize the execution, delivery and performance of this Agreement, and upon the execution and delivery of any document to be delivered by Buyer on or prior to Settlement, such document shall constitute the valid and binding obligation and agreement of Buyer, enforceable against Buyer in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws of general application affecting the rights and remedies of creditors.

(c)                                           No Violations of Agreements.   Neither the execution, delivery or performance of this Agreement by Buyer, nor compliance with the terms and provisions hereof, will result in any breach of the terms, conditions or provisions of, or conflict with or constitute a default under, or result in the creation of any lien, charge or encumbrance upon the Langhorne Property pursuant to the terms of any indenture, mortgage, deed of trust, note, evidence of indebtedness or any other agreement or instrument by which Buyer is bound.

(d)                                          Litigation.   Buyer has received no written notice of and, to Buyer’s actual knowledge as of the date hereof, no action or proceeding is pending or threatened and no investigation looking toward such an action or proceeding has begun, which questions the validity of this Agreement or any action taken or to be taken pursuant hereto or which will result in any material adverse change in the business, operation, affairs or condition of Buyer or result in or subject Buyer to a material liability.

The term “Buyer’s knowledge” as used in this Agreement means the actual knowledge of the senior officers of Buyer without investigation.

The representations and warranties made in this Agreement by Buyer shall be continuing and shall be deemed remade by Buyer as of the Settlement Date with the same force and effect as if made on, and as of, such date. All representations and warranties made in this Agreement by Buyer shall survive Settlement.

37.                                              Contingency.   Contemporaneously with the execution hereof, Buyer and Seller shall execute a lease agreement (the “Additional Lease”) covering approximately 125,000 square feet of space in the building located in Bristol, Pennsylvania commonly known as “Island View Crossing” (the “Bristol Building”), in the form and on the terms and conditions set forth in Exhibit E, attached hereto and incorporated herein by reference.

38.                                              Counterparts.   This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original hereof, but all of which, taken together, shall constitute one and the same instrument.

[Signatures to Follow]

Exhibit “A”

LEGAL DESCRIPTION OF PREMISES– LANGHORNE, PENNSYLVANIA

EXHIBIT A

900 Wheeler Way

Langhorne, Pennsylvania

ALL THAT CERTAIN lot, parcel or piece of land, situate, lying and being in the Township of Middletown, County of Bucks, Commonwealth of Pennsylvania, more particularly bounded and described according to a plan prepared by Martin J. Eustace Jr., P.E., Consulting Engineer for Cabot 95 Trust title ‘Conveyance Plan, Lot 1-4 Parcel A, Bucks County Business Park’ dated June 25, 1979 and last revised September 10, 1979 as follows, to wit:

BEGINNING at a point on the center line of Wheeler Way (80 feet wide) said point bears North 15 degrees 37 minutes 31 seconds East 548.39 feet from the intersection of the centerline of Wheeler Way with the title line in the bed of LR 291 Spur-Maple Avenue and running thence (1) along other lands now or formerly of Cabot 95 Trust, crossing the Westerly right of way line of Wheeler Way, a 10 foot wide sanitary sewer easement, running along the center line of a 40 foot wide drainage easement crossing a 32 foot wide rail siding easement and finally crossing a 20 foot wide easement or right of way for installing, constructing and maintaining sign or signs, North 74 degrees 22 minutes 29 seconds West 1020.90 feet to a point on the Easterly right of way line of LR 281 parallel, thence (2) along the Easterly right of way line of LR 281 parallel and running along the 20 foot wide sign easement, North 05 degrees 37 minutes 11 seconds East 224.38 feet to a point of curvature; thence (3) still along the same and still along the sign easement along a line curving to the right, having a radius of 631.78 feet an arc distance of 42.73 feet the chord bearing North 07 degrees 33 minutes 26 seconds East a distance of 42.72 feet to a point of tangent; thence (4) still along the said right of way of LR 281 parallel North 14 degrees 24 minutes 41 seconds West 77.14 feet to a point of curve; thence (5) still along the same along a line curving to the right having a radius of 666.78 feet the arc distance of 229.42 feet the chord bearing North 25 degrees 25 minutes 23 seconds East a distance of 228.29 feet to a point of tangent; thence (6) still along the same South 54 degrees 43 minutes 12 seconds East 36.00 feet to a point, thence (7) still along the same North 35 degrees 16 minutes 48 seconds East 576.17 feet to a point; thence (8) along Lot 1-2 now or formerly lands of Bucks County Industrial Development Authority and running along the centerline of a 40 feet wide spur track and general utility easement, South 74 degrees 22 minutes 29 seconds East 355.79 feet to a point a corner of lands now or formerly of United States Postal Services, thence (9) along the aforesaid lands South 15 degrees 37 minutes 31 seconds West 518.57 feet crossing the Southerly side of the 40 feet wide spur track and general utility easement and crossing a 15 foot wide slope easement and a 30 foot wide access and general utility easement to a point, thence (10) still along the same and running along the aforementioned access and general utility easement, South 74 degrees 22 minutes 29 seconds East 482.15 feet recrossing a 10 feet wide sanitary sewer easement and the Westerly right of way line of Wheeler Way, to a point on the centerline of Wheeler Way, thence (11) along the said centerline of Wheeler Way along lands now or late of Guilford Glazer, South 15 degrees 37 minutes 31 seconds West 566.93 feet to the point and place of beginning.

CONTAINING 19.2250 acres of land, more or less.

BEING LOT 1-4 as shown on the above mentioned Plan.

ALSO KNOWN AS BUCKS COUNTY UNIFORM PARCEL IDENTIFIER:

TAX PARCEL # 22-21-66.

Exhibit “B”

LEASE

LEASE

THIS Lease is made and entered into this                          , 2006, (“Commencement Date”) by and between PREI WHEELER WAY ASSOCIATES, LP, a Pennsylvania limited partnership with its principal office located at 1001 E. Hector Street, Suite 100, Conshohocken, PA 19428 (“Landlord”), and LENOX, INCORPORATED, a New Jersey corporation (“Tenant”), as follows:

1.                                        Premises.                            Subject to the terms and conditions set forth in this Lease, Landlord leases to Tenant, and Tenant leases from Landlord, a portion of Landlord’s property located at 900 Wheeler Way, Langhorne, Pennsylvania 19047 (the “Property”) consisting of the area of approximately                    square feet [SUBJECT TO REVIEW AND FINAL DETERMINATION BY BOTH PARTIES], as shown on the plat attached as Exhibit A hereto (the “Leased Premises”), together with permitted access at all reasonable times to and the non-exclusive use of the parking lot and the common areas in and around the Property. Landlord shall have the right to alter the common areas so long as said changes do not negatively affect Tenant’s parking, signage, ingress/egress and car/foot traffic.

2.                                        Term.

(a)                                Initial Term.   The initial term of this Lease (“Initial Term”) shall begin on the Commencement Date and end on the date which is (i) the day immediately preceding the second anniversary of the Commencement Date, if the Commencement Date is the first day of a calendar month, or (ii) the last day of the calendar month in which the second (2nd) anniversary of the Commencement Date occurs, if the Commencement Date is any day other than the first day of a calendar month, unless earlier terminated or renewed in accordance with this Lease.

(b)                               Renewals.   Tenant shall have the option to extend the term of this Lease upon the same terms, covenants and conditions contained in this Lease for an additional one-year term (“Renewal Term”).

(c)                                  Exercise of Renewal.   Tenant must exercise the renewal option provided for in Section 2(b), if at all, by written notice to Landlord delivered at least six (6) months prior to the expiration date of the then Initial Term; provided, however, that in order to avoid any forfeiture or inadvertent lapse of any right to extend or renew as aforesaid, if Tenant shall not have given notice of such election to Landlord by such date in respect of the Renewal Term and shall not have given Landlord prior written notice of intention not to extend or renew as aforesaid, then Tenant’s right to exercise such option shall nevertheless continue, as shall its tenancy hereunder (under the same terms and conditions as theretofore in effect and notwithstanding that the Initial Term shall have expired), until the date which is ten (10) business days after Landlord shall have given notice to Tenant that Tenant has failed to give its notice of such election, and Tenant’s time to give notice of such election shall continue until the expiration of such ten (10) business day period after the giving of such notice from Landlord. Upon the giving of notice of renewal and extension in accordance with the foregoing provisions of this

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Section, the Term shall thereupon be renewed and extended for the Renewal Term in accordance with such notice without further act by Landlord or Tenant, the same as if such notice had been timely given hereunder.

(d)                                           Optional Termination.   Provided that Tenant is not in material default in the performance of any of its obligations hereunder on the date that Tenant delivers the Early Termination Notice (as defined herein) and on the Early Termination Date (as defined herein), Tenant may terminate this Lease at any time after March 31, 2007 by giving Landlord written notice of termination (the “Early Termination Notice”) at least six (6) months prior to the termination date (the foregoing date of termination is referred to as the “Early Termination Date”). Notwithstanding anything to the contrary contained herein, in the event Tenant exercises its renewal option pursuant to Section 2(c), Tenant shall be deemed to have waived its right to terminate this Lease pursuant to this Section 2(d) and such termination option shall automatically become null and void.

3.                                         Rent.

(a)                                  Base Rent.   “Base Rent” means the amount of $4.00 per square foot per year (i.e., $560,000.00 based on 140,000 square feet) for the first lease year, $4.25 per square foot per year for the second lease year and $4.50 per square foot per year for the Renewal Term, if any.

(b)                               Payment.   Base Rent will be payable in advance in equal monthly installments of one-twelfth of the annual Base Rent, without demand, not later than the first day of each and every month.

(c)                                  Property Taxes.   As additional rent, Tenant shall pay its pro rata share (         %) [TO BE DETERMINED UPON FINAL SQUARE FOOTAGE FIGURE SET FORTH IN SECTION 1] of the real property taxes payable during the term of this Lease with respect to the Property. Tenant’s pro rata share of real property taxes shall be paid by Tenant in equal monthly installments in advance along with the payments of Base Rent in such amounts as are reasonably estimated and billed by Landlord based upon the total real property taxes due for the fiscal year of the applicable taxing authority. Landlord may revise its estimate and may adjust such monthly payment at the end of any calendar month. After Landlord has received the tax bills for each year, Landlord will notify Tenant of the amount of real estate taxes on which Tenant’s pro rata share is based, and the amount of Tenant’s pro rata share. If the aforesaid monthly payments on account of Tenant’s pro rata share for a given year or partial year are greater than Tenant’s share of the taxes payable for a given year or partial year, Tenant shall receive a credit from Landlord for the excess against installments of Tenant’s pro rata share next becoming due to Landlord (in the event of a credit to the Tenant upon termination of the Lease, Tenant shall receive the credit in the form of a refund check payable to the Tenant), and if said payments are less than Tenant’s share, Tenant shall forthwith pay Landlord the difference.

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4.                                    Use.

(a)                               Use by Tenant.   Tenant will use the Leased Premises primarily for distribution/warehousing, retail and offices and all incidental purposes related thereto, and for no other purposes whatsoever. Tenant, its employees, invitees and licensees shall observe all laws (including without limitation applicable health, safety and environmental laws) applicable to the use and occupancy of the Leased Premises.

(b)                              Signs.   Tenant may place signs directing customers to its Leased Premises and maintain all signage that currently exists at the Property, so long as Tenant obtains Landlord’s prior written consent to the size, location and design of any new signs, which consent shall not be unreasonably withheld, conditioned or delayed.

Any sign must comply with all zoning and other applicable governmental ordinances and laws. Upon termination of this Lease, Tenant shall remove all such signs and shall repair all damage occasioned hereby, which obligation shall survive the expiration or earlier termination of this Lease.

(c)                               Parking.   Tenant will have full use of the parking lot at the Property.

(d)                              Loading Dock and Trash Dumpsters/Compactors.   Tenant will have full and exclusive use of the loading docks at the Property. Tenant shall also have the right to locate its trash dumpsters/compactors in the loading dock area or in such other area(s) as mutually agreed upon by the parties.

5.                                          Utility Expenses.

All utility expenses for the Leased Premises shall be borne by Tenant. Landlord will arrange for and pay the cost of installation of meters to measure utilities used by Tenant in the Leased Premises. If any such separate meter is not installed by the Commencement Date, Landlord and Tenant will agree upon a reasonable allocation of the affected service between the Leased Premises and the remainder of the Property.

6.                                         Maintenance.

(a)                               Landlord’s Responsibilities.   Landlord shall maintain in good order, condition, and state of repair all exterior and structural portions (including, but not limited to, the roof, exterior walls, interior load bearing walls, floors and foundation) and all mechanical systems (plumbing, heating and ventilation, air conditioning and electrical) at the Property (including the Leased Premises), and all parking areas, drives, sidewalks and landscaping. Landlord will be responsible for snow removal. Tenant shall reimburse Landlord for its pro rata share (      %) [TO BE DETERMINED UPON FINAL SQUARE FOOTAGE FIGURE SET FORTH IN SECTION 1] of such reasonable sums (the “Operating Expenses”) which Landlord expends (and which are not reimbursed by Landlord’s insurer or other third party) in effecting its repairs and maintenance hereunder, provided, however, the cost of any item which,

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by standard accounting practice, should be capitalized, will not be included in Operating Expenses. Notwithstanding the foregoing, in lieu of capital expenses for repairs or replacements to the Property (including without limitation any upgrades for the purpose of reducing Operating Expenses or for the purpose of complying with applicable laws, codes and regulations), there shall be included within Operating Expenses for each calendar year, from and after the expenditure in question, the annual amortization of such expenditure over the useful life of the item(s) in question, as reasonably determined by Landlord and including an interest factor equal to the Prime Rate of interest as published from time to time in The Wall Street Journal plus two percent (2%). Notwithstanding the foregoing, the term “Operating Expenses” shall not include expenses of constructing tenant improvements for any tenant in the Property.

(i)                                          Tenant’s pro rata share of Operating Expenses shall be paid by Tenant in equal monthly installments in advance along with the payments of Base Rent in such amounts as are reasonably estimated and billed by Landlord based upon the total Operating Expenses due for the current calendar year. Landlord may revise its estimate and may adjust such monthly payment at the end of any calendar month. After Landlord has received the final statement for the Operating Expenses for the previous calendar year, Landlord will notify Tenant of the amount of Operating Expenses on which Tenant’s pro rata share is based, and the amount of Tenant’s pro rata share. If the aforesaid monthly payments on account of Tenant’s pro rata share for a given year or partial year are greater than Tenant’s share of the Operating Expenses payable for a given year or partial year, Tenant shall receive a credit from Landlord for the excess against installments of Tenant’s pro rata share next becoming due to Landlord (in the event of a credit to the Tenant upon termination of the Lease, Tenant shall receive the credit in the form of a refund check payable to the Tenant), and if said payments are less than Tenant’s share, Tenant shall forthwith pay Landlord the difference.

(ii)                                    In determining Operating Expenses for any year, the following adjustments shall be made:

(a)                                     if less than ninety-five percent (95%) of the Property rentable area shall have been occupied by tenants at any time during such year, Operating Expenses shall be deemed for such year to be an amount equal to the like expenses which Landlord reasonably determines would normally be incurred had such occupancy been ninety-five percent (95%) throughout such year (subject, however, to the understanding that in no event shall such determination by Landlord result in Tenant’s pro rata share of such Operating Expenses exceeding the actual cost to Landlord of providing the services which were included in Operating Expenses for the period in question);

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(b)                                    if any tenant of the Property supplies itself with a service at any time during such year that Landlord would ordinarily supply without separately charging therefor, then Operating Expenses shall be deemed to include the cost that Landlord would have incurred had Landlord supplied such service to such tenant (subject, however, to the understanding that in no event shall such determination by Landlord result in Tenant’s pro rata share of such Operating Expenses exceeding the actual cost to Landlord of providing the services which were included in Operating Expenses for the period in question);

(c)                                     if any Operating Expenses incurred for the Property consist of shared costs and expenses with one or more other buildings or properties, whether pursuant to a reciprocal easement agreement, cost sharing agreement, common area agreement, or otherwise, the shared costs and expenses shall be equitably allocated by Landlord between the Property and such other buildings or properties.

(b)                                        Tenant’s Responsibilities.   Tenant shall, at Tenant’s sole expense, maintain, repair and replace the non-structural interior portion of the Leased Premises in good order, condition and repair. Tenant shall also be responsible for the cost of any repairs or replacements made necessary by the negligent or intentional acts of Tenant, its employees, licensees or invitees. Tenant shall be responsible for lightbulb replacement, regular cleaning services for the Leased Premises, and trash removal from the Leased Premises.

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7.                                         Alterations.

(a)                                       By Tenant.   Tenant shall make no alterations, additions, or improvements to the Leased Premises without obtaining Landlord’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed, except for interior, nonstructural alterations of a decorative nature that do not exceed more than Two Dollars ($2.00) per rentable square foot of the Leased Premises in the aggregate. As a condition to performing such alterations, whether or not requiring Landlord’s consent, Landlord may require Tenant to provide Landlord with all plans and specifications for the proposed alterations and with all agreements with proposed contractors and subcontractors. Upon completion of any alterations requiring Landlord’s consent hereunder, Tenant shall pay to Landlord an amount equal to the lesser of (i) five percent (5%) of the total cost of such alterations, or (ii) Landlord’s construction manager’s fee in reviewing and inspecting such alterations (such construction manager’s rate is $100.00 per hour), to reimburse Landlord for review of all plans and specifications and final inspection of the work. All such alterations, additions, and improvements shall be at Tenant’s sole expense and shall be performed by qualified contractors and subcontractors (Tenant shall submit the names of such contractors and subcontractors to Landlord prior to performing any alterations or additions). Tenant shall indemnify Landlord against the imposition of mechanics’ or materialmen’s liens resulting from work performed by Tenant’s contractors. All improvements, additions, and alterations to the Leased Premises (except trade fixtures) shall become the property of Landlord and shall be surrendered up to Landlord upon the expiration of this Lease unless otherwise agreed by Landlord and Tenant. Landlord acknowledges that all conveyors, trade fixtures and warehousing equipment and racking are the property of Tenant.

Prior to Tenant performing any alterations to the Leased Premises in excess of $20,000.00 for which a lien could be filed against the Leased Premises or the Property, Tenant shall have its contractor execute and file in the appropriate public office a Waiver of Mechanics’ Lien, in statutory form and provide Landlord with an original copy thereof.

(b)                                     By Landlord.  Landlord may erect such alterations, additions, or improvements to the Property as Landlord in its sole discretion deems reasonably necessary or appropriate for the proper maintenance or operation of the Property. In so doing, Landlord and its contractors shall not interfere unreasonably with Tenant’s use and occupancy of the Leased Premises. Landlord shall repair any damages caused by its activities hereunder, and no such alterations, additions or improvements shall permanently or unreasonably alter or affect the visibility of or access to the Leased Premises or diminish the size or usable square feet of the Leased Premises.

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8.                                        Indemnity, Insurance.

(a)                                      Indemnity by Tenant. Except as otherwise provided in subsection (e), Tenant shall defend, indemnify and hold Landlord harmless from and against any and all loss, damage, liability, or expense, including reasonable attorneys’ fees, resulting from any injury to or death of any person in the Leased Premises, or any loss of or damage to any property in the Leased Premises caused by, arising out of, or related to any reason whatsoever, unless such loss, injury or damage is the result of the negligence or willful misconduct of Landlord, its agents or employees.

(b)                                    Indemnity by Landlord. Except as otherwise provided in subsection (e), Landlord shall defend, indemnify and hold Tenant harmless (or shall cause a third-party tenant in the Property to defend, indemnify and hold Tenant harmless) from and against any and all loss, damage, liability, or expense, including reasonable attorneys’ fees and the costs of any deductible maintained by Tenant under its public liability insurance policy, resulting from any injury to or death of any person in or about any portion of the Property within the exclusive control of Landlord or third-party tenant, or any loss of or damage to any property in or about any portion of the Property within the exclusive control of Landlord or third-party tenant, caused by, arising out of, or related to any reason whatsoever, except to the extent that such loss, injury or damage was caused by the negligence of Tenant, its agents or employees.

Except as otherwise provided in subsection (e), Landlord shall defend, indemnify and hold Tenant harmless from and against any and all loss, damage, liability, or expense, including reasonable attorneys’ fees and the costs of any deductible maintained by Tenant under its public liability insurance policy, resulting from any injury to or death of any person in or about any portion of the common areas of the Property or any loss or damage to any property in or about any portion of the common areas of the Property (to the extent any such loss, damage or liability is covered by Landlord’s insurance, including any deductibles for which Landlord elects to self insure); provided, however, to the extent that such loss, injury or damage in the common areas of the Property was caused by the negligence of Landlord, its agents or employees, the foregoing cap set forth above shall not apply.

Landlord shall not, however, be liable for and the foregoing indemnification shall not extend to, any damage or injury caused by the negligence of Tenant, its agents or employees, unless Landlord is required by this Lease to insure against damage or injury.

(c)                                      Public Liability Insurance. Each party shall maintain, at its sole expense, public liability insurance with a combined single limit of not less than $2,000,000, insuring against injury to or death of any person or loss of or damage to any property, and specifically endorsed to cover the contractual liability for which it is responsible as set forth in subsection (a) or (b), as applicable. Each party shall provide the other with a certificate of insurance evidencing its compliance with this subsection and providing that the other party will be given written notice by the insurer at least 30 days prior to any termination or amendment of the insurance. All of Tenant’s liability insurance policies shall name Landlord, the Property manager and at Landlord’s request any mortgagee of all or any portion of the Property as additional insureds.

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(d)                                  Fire Insurance. Landlord shall maintain fire and extended coverage insurance against the Property equal in amount to the full replacement value (exclusive of fixtures and personal property owned or affixed to the Property by Tenant).

(e)                                    Waiver of Subrogation. Landlord and Tenant each release and relieve the other, and on behalf of their insurers waive their entire right of recovery against the other, for loss or damage arising out of or incident to the casualties covered by the insurance required to be maintained by this Lease, regardless of whether loss or damage arises out of the negligence of the party released, its agents, invitees, employees, or otherwise. Both Landlord and Tenant shall require that their respective insurance policies contain a waiver of subrogation clause or endorsement.

9.                                             Damage or Destruction.

(a)                                     Leased Premises. If the Leased Premises are damaged by casualty to such an extent as to render them partially or wholly untenantable, Landlord shall proceed promptly to repair and restore the Leased Premises in a good and workmanlike manner, but in no event shall Landlord be obligated to expend in its repair or restoration of the Leased Premises more than the proceeds of insurance actually received by Landlord as a result of the casualty. During the period of repairs, Tenant’s obligation to pay rent shall be abated in proportion to the portion of the Leased Premises rendered untenantable by the casualty.

(b)                                  Extensive Damage. If damage to the Leased Premises resulting from a casualty cannot, in the reasonable estimation of Landlord, be restored to Tenant’s use within 180 days of the occurrence of the casualty, then either party may elect to terminate this Lease by delivery of written notice to that effect to the other party.

10.                                      Assignment and Subletting.

(a)                                  By Tenant.  Except as set forth in this subsection, Tenant shall not assign, sublet or otherwise transfer its rights in the Leased Premises or this Lease without first obtaining the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed. Notwithstanding anything to the contrary, Tenant may, without Landlord’s prior consent, assign, sublet, or otherwise transfer its rights in the Leased Premises or this Lease in connection with a sale or transfer of all or substantially all assets of Tenant, or in connection with a corporate reorganization of Tenant or Tenant’s operations, whether effected by sale of stock, merger, consolidation, spin off, exchange or otherwise. In the case of any transfer of this Lease, whether or not Landlord’s consent is required, Tenant shall remain liable for all obligations under the Lease.

(b)                                  By Landlord.   Landlord may, without Tenant’s prior consent, assign, transfer, mortgage, or otherwise encumber all or any portion of Landlord’s interest in the Leased Premises. In connection with such a transaction, Tenant shall provide within ten business days of

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receiving a written request from Landlord a statement in writing certifying to any third party the following:

(1)                                  That this Lease is unmodified and is in full force and effect, or, to the extent that this Lease is modified, a statement specifically describing the modifications;

(2)                                  That to the best of Tenant’s knowledge, Landlord is not in default under this Lease, or if Landlord is in default, a specific description of the nature and extent of the default;

(3)                                  The amount, if any, of any prepayment of rent or other prepayments made by Tenant hereunder; and

(4)                                  An agreement to notify the third party to whom the certificate is directed of any matters for which that third party reasonably requires notification from Tenant.

Tenant’s rights in the Leased Premises under this Lease shall be subordinate to the rights of any mortgagee or purchaser of the Property, whether that mortgagee or purchaser’s rights are prior or subsequent in time to those of Tenant. In the event there is a mortgage encumbering the Property, Landlord agrees to use reasonable efforts to obtain such mortgagee’s standard form of nondisturbance agreement for the benefit of Tenant.

11.                                      Surrender. Upon the termination of this Lease for whatever reason, Tenant shall surrender the Leased Premises to Landlord in good condition and repair (including, without limitation, all additions and alterations constructed on the Leased Premises), reasonable wear and tear and casualty not attributable to Tenant’s act or omission excepted. If the Leased Premises are damaged at the time of surrender due to an act or omission of Tenant, Tenant’s responsibility for that damage shall be limited to that portion of the repair or restoration not paid by casualty insurance maintained by Landlord. In removing its fixtures and personal property from the Leased Premises, Tenant shall repair any damage to the Leased Premises resulting from that removal. If Tenant fails to remove any of such property or to adequately repair damage caused by the removal, Landlord may at Landlord’s option remove the property or repair the damage, in which event the cost of removal or repair shall be due and payable by Tenant to Landlord upon demand. Should Tenant continue to occupy the Leased Premises after the expiration of the Term, including any renewal thereof, such tenancy shall (without limitation of any of Landlord’s rights or remedies therefor) be one at sufferance at a minimum monthly rental equal to one hundred fifty percent (150%) of the rent payable for the last full month of the Term. No holdover by Tenant or payment by Tenant after the expiration or earlier termination of this Lease shall be construed to extend the Term or prevent Landlord from immediate recovery of the Leased Premises by summary proceedings or otherwise. In the event that Landlord is unable to deliver possession of the Leased Premises to a new tenant or to perform improvements for a new tenant as a result of any holdover by Tenant after receipt of Landlord’s notice to vacate, Tenant shall be

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liable to Landlord for all damages, including, without limitation, consequential damages, that Landlord suffers as a result of Tenant’s holdover.

12.                                    Default.

(a)                                   Events of Default.   The following shall constitute an Event of Default under this Lease:

(1)                             Tenant’s failure to pay any sum due under this Lease within ten days after receiving written notice from the Landlord of nonpayment (provided, however, that Landlord shall not be required to provide written notice to Tenant more than two times during any twelve month period);

(2)                             a party’s failure to cure any event of noncompliance with this Lease within 30 days after receiving written notice from the other party specifying the event of non-compliance (or such longer period as is reasonably required to correct any such default, provided such party promptly commences and diligently commences to effectuate a cure).

(3)                             Tenant sublets the Leased Premises or assigns this Lease in any circumstance where such sublease or assignment shall violate the provisions of Section 10 hereof; or

(4)                             Tenant fails to maintain the insurance required pursuant to Section 8 hereof and such failure continues for more than five (5) days after written notice thereof from Landlord;

(b)                               Landlord’s Rights.   Upon the occurrence of any Event of Default, Landlord shall have the right, at its sole option, (i) to terminate this Lease, and notwithstanding such termination, to exercise such other rights and remedies as are provided by law or in equity, or (ii) without terminating the Lease, to enter upon the Leased Premises and remove Tenant’s personal property therefrom and to relet all or any portion thereof for any term, at such rent and upon such conditions as may be determined by Landlord in its sole discretion. Landlord shall have the obligation to mitigate damages by reletting the Leased Premises (provided, however, in no event shall Landlord be required to (i) lease the Leased Premises over other available space in the Property, (ii) accept a below-market rental rate for the Leased Premises, (iii) accept any tenant whose creditworthiness is unsatisfactory to Landlord, in its sole discretion, reasonably exercised, or (iv) accept any tenant whose business is not compatible with the other tenants of the Property, as determined by Landlord in its sole discretion, reasonably exercised) and Tenant shall be liable to Landlord for the difference between the sums received by Landlord as a result of such reletting and the amounts due from Tenant under this Lease, together with all costs and expenses (including reasonable attorney’s fees) incurred by Landlord in connection with such reletting. The

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rights, options, elections, powers, and remedies contained in this Lease and those at law and equity shall be construed as cumulative and no one of them shall be exclusive of any of the others. The exercise by Landlord or Tenant of any one right or remedy shall not impair any other right or remedy until all obligations upon the part of the other party shall have been fully performed.

If Base Rent, additional rent or any other sum due from Tenant to Landlord shall be overdue for more than ten (10) days after written notice from Landlord to Tenant (provided, however, that Landlord shall not be required to provide written notice to Tenant more than two times during any twelve month period), it shall thereafter bear interest at the rate of ten percent (10%) per annum until paid.

AFTER AN EVENT OF DEFAULT OR THE EXPIRATION OF THE TERM, FOR THE SOLE AND EXPRESS PURPOSE OF OBTAINING POSSESSION OF THE LEASED PREMISES, TENANT HEREBY AUTHORIZES AND EMPOWERS THE PROTHONOTARY OR ANY ATTORNEY OF ANY COURT OF RECORD IN THE COMMONWEALTH OF PENNSYLVANIA, AS ATTORNEY FOR TENANT AND ALL PERSONS CLAIMING UNDER OR THROUGH TENANT, TO APPEAR FOR AND CONFESS JUDGMENT AGAINST TENANT FOR POSSESSION OF THE LEASED PREMISES, AND AGAINST ALL PERSONS CLAIMING UNDER OR THROUGH TENANT, IN FAVOR OF LANDLORD, FOR RECOVERY BY LANDLORD OF POSSESSION THEREOF, FOR WHICH THIS AGREEMENT OR A COPY HEREOF VERIFIED BY AFFIDAVIT, SHALL BE A SUFFICIENT WARRANT; AND THEREUPON A WRIT OF POSSESSION MAY IMMEDIATELY ISSUE FOR POSSESSION OF THE LEASED PREMISES, WITHOUT ANY PRIOR WRIT OR PROCEEDING WHATSOEVER AND WITHOUT ANY STAY OF EXECUTION. IF FOR ANY REASON AFTER SUCH ACTION HAS BEEN COMMENCED THE SAME SHALL BE TERMINATED AND THE POSSESSION OF THE LEASED PREMISES REMAINS IN OR IS RESTORED TO TENANT, LANDLORD SHALL HAVE THE RIGHT UPON ANY SUBSEQUENT DEFAULT TO CONFESS JUDGMENT IN ONE OR MORE FURTHER ACTIONS IN THE MANNER AND FORM SET FORTH ABOVE TO RECOVER POSSESSION OF SAID LEASED PREMISES FOR SUCH SUBSEQUENT DEFAULT. NO SUCH TERMINATION OF THIS LEASE, NOR TAKING, NOR RECOVERING POSSESSION OF THE LEASED PREMISES SHALL DEPRIVE LANDLORD OF ANY REMEDIES OR ACTION AGAINST TENANT FOR RENT OR FOR DAMAGES DUE OR TO BECOME DUE FOR THE BREACH OF ANY CONDITION OR COVENANT HEREIN CONTAINED, NOR SHALL THE BRINGING OF ANY SUCH ACTION FOR RENT, OR BREACH OF COVENANT OR CONDITION NOR THE RESORT TO ANY OTHER REMEDY HEREIN PROVIDED FOR THE RECOVERY OF RENT OR DAMAGES FOR SUCH BREACH BE CONSTRUED AS A WAIVER OF THE RIGHT TO INSIST UPON THE FORFEITURE AND TO OBTAIN POSSESSION IN THE MANNER HEREIN PROVIDED.

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(c)                                   Tenant’s Rights. If Landlord is in default hereunder, Tenant, after 30 days notice that Tenant intends to cure such default, or without notice if in Tenant’s reasonable judgment an emergency exists, shall have the right, but not the obligation, to cure such default, and to recover from Landlord the reasonable costs incurred by Tenant which were necessary to cure such default (the “Cure Costs”). Tenant shall provide Landlord with all back-up information reasonably requested by Landlord with respect to the Cure Costs. If Landlord fails to pay the Cure Costs within thirty (30) days after Tenant’s written request for payment (and receipt of the back-up documentation), Tenant may deduct any amounts which are not the subject of a bona-fide, good faith dispute by landlord against the next installment(s) of Base Rent payable by Tenant hereunder; provided, however, that in no event shall the amount setoff by Tenant in any calendar month exceed fifteen percent (15%) of the rent payable by Tenant for such calendar month.

(d)                                    Nonwaiver.  Either party’s failure to give notice of any event of non-compliance with any provision of this Lease to the other party, or either party’s failure to avail itself of any right or remedy available to it upon the occurrence of any Event of Default shall not constitute a waiver of the right to exercise any or all of its rights or remedies upon the subsequent occurrence of a similar or different Event of Default. No waiver of either party’s rights or remedies hereunder shall be effective unless set forth in a writing signed by such party, and then only to the extent set forth therein.

13.                                     Quiet Enjoyment. Landlord covenants that upon the payment of rent and the observance and performance of all the terms, covenants, and conditions of this Lease on Tenant’s part to be observed and performed, Tenant may peaceably and quietly enjoy the Leased Premises, subject, nevertheless, to the terms and conditions of this Lease and all restrictions of record.

No interruption of the services referred to in this Lease shall ever be deemed an eviction or disturbance of Tenant’s use and possession of the Leased Premises or any part thereof or render Landlord liable to Tenant for damages, permit Tenant to abate rent or otherwise relieve Tenant from performance of Tenant’s obligations under this Lease. Notwithstanding the foregoing, if any “Essential Service” (as hereinafter defined) which Landlord is required to provide to the Leased Premises pursuant to the terms of this Lease is interrupted due to the negligence of Landlord, its agents or employees (a “Service Interruption”) and such Service Interruption causes Tenant to be unable to reasonably use all or a material portion of the Leased Premises (the “Affected Space”) for a period of three (3) or more days after written notice thereof from Tenant to Landlord (the “Interruption Notice”), then, the Base Rent shall abate in the proportion that the rentable square footage of the Affected Space bears to the rentable square footage of the Leased Premises, which abatement shall commence on the fourth (4th) day following Landlord’s receipt of the Interruption Notice and expire the date that the Service Interruption is remedied. Notwithstanding the foregoing, in no event shall Tenant be entitled to abatement or any other remedy if the interruption of any Essential Service is caused by the negligence of Tenant, its agents or employees. Except as may be otherwise provided for in Section 9 herein, in the event of any Service Interruption pursuant to which Tenant shall exercise its right to abate Base Rent in accordance with the foregoing provisions of this Section, it is

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understood and agreed that Tenant shall not be entitled to pursue any other rights against Landlord (including, without limitation, any right to terminate this Lease or to claim an actual or constructive eviction or to bring an action for money damages) unless such Service Interruption shall have continued for fifteen (15) or more days. For purposes of this Section, an “Essential Service” shall mean the service provided by the HVAC systems, plumbing and waste disposal systems and electrical systems (to the extent supplied by Landlord). Nothing contained herein shall expand or limit Tenant’s right to abatement in the case of a fire or other casualty or condemnation as provided in the “Damage or Destruction” section of this Lease.

14.                                         Notice.  All notices, claims, demands and other communications hereunder will be in writing and will be either delivered personally, mailed (by registered or certified mail, return receipt requested and postage prepaid), sent by reputable overnight courier service for next business day delivery, or sent by facsimile transmission, as follows:

if to Tenant:                                                                            Chief Executive Officer

Lenox Group Inc.

Island View Crossing

1414 Radcliffe Street

Bristol, Pennsylvania 19007

with a copy to:                                                                 Louis A. Fantin

Senior Vice President, Secretary and General Counsel

Lenox Group Inc.

Island View Crossing

1414 Radcliffe Street

Bristol, Pennsylvania 19007

if to Landlord:                                                                     PREI Wheeler Way Associates, LP

1001 E. Hector Street

Suite 100

Conshohockcn, PA 19428

Attn: Legal Department

Facsimile Number: 610-834-7593

with a copy to:                                                                Scott C. Butler, Esquire

Kaplin Stewart Meloff Reiter & Stein, P.C.

350 Sentry Parkway Building 640

Blue Bell, PA 19422-0765

Facsimile Number: 610-260-1240

or to such other address as the party to whom notice is to be given may have furnished to the other party in writing in accordance herewith. Any such communication shall be deemed to be received on the date delivered or the date delivery is refused.

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15.                                     Estoppel. Tenant shall from time to time, within five (5) business days after request by Landlord, execute, acknowledge and deliver to Landlord a statement certifying that this Lease is unmodified and in full force and effect (or that the same is in full force and effect as modified, listing any instruments or modifications), the dates to which rent and other charges have been paid, and whether or not, to the best of Tenant’s knowledge, Landlord is in default or whether Tenant has any claims or demands against Landlord (and, if so, the default, claim and/or demand shall be specified), and such other information reasonably requested by Landlord.

16.                             Landlord’s Liability.  Notwithstanding anything to the contrary contained in this Lease, it is expressly understood and agreed by Tenant that none of Landlord’s covenants, undertakings or agreements are made or intended as personal covenants, undertakings or agreements by Landlord or its partners, shareholders or trustees, or any of their respective partners, shareholders or trustees, and any liability for damage or breach or nonperformance by Landlord, its agents or employees or for the negligence of Landlord, its agents or employees, shall be collectible only out of Landlord’s interest in the Property and no personal liability is assumed by, nor at any time may be asserted against, Landlord or its partners, shareholders or trustees or any of its or their partners, shareholders, trustees, officers, agents, employees, legal representatives, successors or assigns, if any; all such liability, if any, being expressly waived and released by Tenant. Notwithstanding anything to the contrary contained in this Lease, in no event shall Landlord be liable to Tenant for any consequential damages, lost profits, loss of business or other similar damages, regardless of whether the same arises out of the negligence of Landlord, its agents or employees.

17.                                 As-Is Lease.   Tenant has inspected the Leased Premises, is familiar with the condition thereof, and accepts the Leased Premises in its “AS IS” condition, without any representation or warranty by Landlord, express or implied. Tenant expressly acknowledges that Landlord shall have no obligation to perform any improvements to the Leased Premises to prepare the Leased Premises for Tenant’s occupancy.

18.                                Landlord’s Right to Cure. Landlord may (but shall not be obligated), on thirty (30) days notice to Tenant (except that no notice need be given (i) in case of emergency, or (ii) in the event a default by Tenant causes a default under any other agreement to which Landlord is a party) cure on behalf of Tenant any default hereunder by Tenant, and the cost of such cure (including any attorney’s fees incurred) shall be deemed rent payable upon demand.

19.                                   Miscellaneous.

(a)                                      Time of Essence. Time is of the essence with respect to the performance of all of the obligations of Landlord and Tenant contained in this Lease.

(b)                                     Benefit. This Lease shall be binding upon and inure to the benefit of the parties, and their respective permitted successors and assigns.

(c)                                      Complete Agreement. This Lease contains all of the covenants and agreements between the parties relating to Tenant’s use and occupancy of the Leased Premises

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and the Property from the Commencement Date. No prior agreement or understanding pertaining to the same shall be valid or of any force and effect. This Lease may not be altered, changed, modified, or added to except in a writing signed by the party sought to be charged.

(d)                                     Applicable Law. This Lease shall be governed in accordance with the laws of the Commonwealth of Pennsylvania.

(e)                                      Fees. If there is any litigation proceeding between the parties related to this Lease, the prevailing party will be entitled to recover all reasonable costs and expenses (including, without limitation, reasonable attorneys’, accountants’ and other professional fees and expenses).

20.                                    Financial Statements. Upon the request of any mortgagee, prospective mortgagee or prospective purchaser of the Property, Tenant shall provide to Landlord unaudited copies of Tenant’s latest annual financial statements (prepared in accordance with generally accepted accounting principles), certified by an officer of Tenant to be true.

21.                                    Force Majeure. If Landlord or Tenant is delayed or prevented from performing any of their respective obligations under this Lease due to strikes, acts of God, shortages of labor or materials, war, civil disturbances or other causes beyond the reasonable control of the performing party (“Force Majeure”), the period of such delay or prevention shall be deemed added to the time herein provided for the performance of any such obligation by the performing party. Notwithstanding the foregoing, events of Force Majeure shall not extend any period of time for the payment of Base Rent, additional rent or other sums payable by either party or any period of time for the written exercise of an option or right by either party.

22.                                    Reservation of Landlord’s Rights. Notwithstanding anything to the contrary contained herein, Landlord explicitly reserves the following rights (subject, however, to the applicable limitations and conditions thereon as are expressly set forth in this Lease, and provided that Landlord agrees to use commercially reasonable efforts not to materially interfere with Tenant’s business operations in the Leased Premises, which shall be deemed to include, but not limited to, performing any work hereunder outside normal business hours provided Tenant allows Landlord to access the Leased Premises during such times):

(a)                                      to temporarily close doors, entrance ways, corridors or any other public areas of the Property in connection with Landlord’s performance of its express obligations under this Lease to decorate or to make required repairs, or permitted alterations, additions or improvements, whether structural or otherwise, in and about the Property and the common areas, or temporarily suspend services or the use of facilities in connection with any such work, so long as there shall be no interruption, other than to a de minimus extent, of Tenant’s access to the Leased Premises;

(b)                                     to regulate delivery of supplies and the usage of the loading docks, (subject, however, to the understanding that such right of Landlord hereunder shall not extend or

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apply to, or otherwise affect or limit, Tenant’s right to the use of the loading dock as provided for herein);

(c)                                      to enter the Leased Premises at reasonable times during Tenant’s usual business hours when Tenant’s management personnel are present, upon prior written notice to Tenant (Landlord shall provide at least three (3) days prior written notice if Tenant is forced to relocate individuals in the Leased Premises due to Landlord exercising its rights hereunder), to inspect the Leased Premises and to make repairs to the Leased Premises or other portions of the Property as Landlord shall be required or shall have the right to make pursuant to the express provisions of this Lease;

(d)                                     to erect, use and maintain pipes, ducts, wiring and conduits, and appurtenances thereto, in and through the Leased Premises in reasonable locations, provided that Landlord shall use reasonable efforts to avoid material interference to the conduct of Tenant’s business operations therein;

(e)                                      to utilize the roofs, telephone, electrical and janitorial closets, equipment rooms, building risers and similar areas that are used by Landlord for the provision of Property services; and

(f)                                        to show the Leased Premises, at reasonable times during Tenant’s usual business hours when Tenant’s management personnel are present, upon prior written notice to Tenant, to prospective mortgagees and purchasers and, during the six (6) months prior to expiration of the Term, to prospective tenants.

23.                                  Environmental. Both parties shall conduct, and cause to be conducted, all operations and activity at the Property in compliance with, and shall in all other respects applicable to the Property comply with, all applicable present and future federal, state, municipal and other governmental statutes, ordinances, regulations, orders, directives and other requirements, and all present and future requirements of common law, concerning the environment (hereinafter collectively called “Environmental Statutes”). Tenant hereby agrees to indemnify and to hold harmless Landlord, its agents and employees, of, from and against any and all expense, loss or liability suffered by Landlord by reason of Tenant’s breach of any of the provisions of this Section, including, but not limited to, (i) any and all expenses that Landlord, its agents and employees may incur in complying with any Environmental Statutes, (ii) any and all fines or penalties assessed, or threatened to be assessed, upon Landlord, its agents and employees by reason of a failure of Tenant to comply with any obligations, covenants or conditions set forth in this Section, and (iii) any and all legal fees and costs incurred by Landlord, its agents and employees in connection with any of the foregoing. Landlord hereby agrees to indemnify and to hold harmless Tenant, its agents and employees, of, from and against any and all expense, loss or liability suffered by Tenant by reason of Landlord’s breach of any of the provisions of this Section, including, but not limited to, (i) any and all expenses that Tenant, its agents and employees may incur in complying with any Environmental Statutes, (ii) any and all fines or penalties assessed, or threatened to be assessed, upon Tenant, its agents and employees by reason of a failure of Landlord to comply with any obligations, covenants or conditions set forth in this

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Section, and (iii) any and all legal fees and costs incurred by Tenant, its agents and employees in connection with any of the foregoing. The parties’ covenants, obligations and liabilities under this Section shall survive the expiration or earlier termination of this Lease.

IN TESTIMONY WHEREOF, WITNESS the signatures of the parties hereto as of the day and year first above written.

LANDLORD:		TENANT:

PREI WHEELER WAY ASSOCIATES, LP, a		LENOX, INCORPORATED
Pennsylvania limited partnership

By:	PREI Wheeler Way, Inc., a Pennsylvania
corporation, its general partner
By:
By:

Attachment: Exhibit A – Description of Leased Premises

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Exhibit A

Description of Leased Premises

Exhibit C

ENVIRONMENTAL RELATED DOCUMENTS

1.	Letter from Gary W. Berman dated August 27, 1992

2.	Escrow Agreement effective January 2, 1992

3.	SHV Realty Company Underground Storage Tank Removal and Post-Excavation Sampling Report dated September 11, 1991

4.	Letter from Pennsylvania Department of Environmental Resources dated April 10, 1992

5.	Letter from Pennsylvania Department of Environmental Resources dated July 17, 1992 (550 gallon diesel underground storage tank)

6.	Letter from Pennsylvania Department of Environmental Resources dated July 17, 1992 (storage tank program)

7.	Transmittal Closure Report from Earth Sciences Consultants, Inc. dated February 10, 1992

8.	Summary of Groundwater Sampling from Earth Sciences Consultants, Inc. dated April 14, 1992

9.	Letter and preclosure analytical data from Earth Sciences Consultants, Inc. dated March 31, 1992

10.	Phase II Environmental Site Investigation from ATEC dated September 16, 1991

11.	Phase I Environmental Liability Assessment from McLaren/Hart Environmental Engineering Corporation dated June 26, 1991

12.	Final Report, Level 1 Environmental Site Evaluation from Dames & Moore dated December 14, 1988

13.	Facility Asbestos Inspection Report - March 2004

14.	Asbestos Inspection Form (3-15-04 & 3-16-04)

15.	Acer Associates, LLC Report – March 14, 2005

16.	Asbestos Waste Shipment Record – 4/7/05

Exhibit “D”

CERTIFICATION

Section 1445 of the Internal Revenue code provides that a transferee of a U.S. real property interest must withhold tax if the transferor is a foreign person. To inform Buyer (“Buyer”) that withholding of tax is not required upon the disposition of U.S. real property interests by Lenox, Incorporated (“Seller”), the undersigned hereby certifies the following on behalf of Seller:

1.                                              Seller is not a foreign corporation, foreign partnership, foreign trust, or foreign estate (as those terms are defined in the Internal Revenue Code and Income Tax Regulations). Seller’s U.S. employer identification number is 21-0498476.

2.                                               Seller’s office address is 100 Lenox Drive, Lawrenceville, New Jersey 08648. Seller understands that this Certification may be disclosed to the Internal Revenue Service by Buyer and that any false statement contained herein could be punished by fine, imprisonment, or both.

Under penalties of perjury I declare that I have examined this Certification and to the best of my knowledge and belief it is true, correct and complete, and I further declare that I have the authority to sign this document on behalf of Seller.

LENOX, INCORPORATED

By:

Sworn to and subscribed before me
this day of , 2005.

Notary Public
My Commission Expires: